Exhibit (a)(3)(iii)

PRESS RELEASE

FOR IMMEDIATE RELEASE

OPENTV COMPLETES REDEMPTION OF ITS OUTSTANDING CLASS A ORDINARY SHARES

San Francisco, Calif., March 26, 2010 - OpenTV Corp. (“OpenTV”), a leading software and technology provider of advanced digital television solutions, announced today that, as of 5:00 p.m., New York City time, it completed the previously announced redemption of its outstanding Class A ordinary shares (other than any such shares held by its controlling shareholder, Kudelski SA, and two of its subsidiaries, and shares held by shareholders who validly dissented from the redemption), for $1.55 per share, without interest and less applicable withholding taxes. A notice of effectiveness of the redemption will be mailed to all non-dissenting holders of Class A ordinary shares of OpenTV. As a result of the redemption, OpenTV is now a wholly-owned subsidiary of the Kudelski Group.

As of the completion of the redemption, four registered holders of an aggregate of 100,593 Class A ordinary shares submitted letters seeking to dissent from the redemption. Those Class A ordinary shares have not been redeemed, but such dissenting shareholders have no rights with respect to such shares other than the right to receive the fair value of such shares as determined in accordance with the laws of the British Virgin Islands. OpenTV will send to each dissenting shareholder an acknowledgement of receipt of such dissenting shareholder’s dissent notice and details regarding the dissent process.

OpenTV also announced today that, in connection with the completion of the redemption, its Class A ordinary shares have been voluntarily delisted from The NASDAQ Global Market. OpenTV intends to file a Form 15 with the Securities and Exchange Commission (“SEC”) in order to deregister its Class A ordinary shares and terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.

Nothing in this press release shall constitute an offer to purchase or a solicitation of an offer to purchase any securities of OpenTV. OpenTV shareholders and other investors are urged to read the Schedule 13E-3 and the redemption notice/transaction statement, as amended, filed by OpenTV with the SEC because they contain important information about the redemption. Copies of the Schedule 13E-3 and the redemption notice/transaction statement, as amended, are available at no charge on the SEC’s website at http://www.sec.gov.

About OpenTV

OpenTV is one of the world’s leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. OpenTV’s software has been integrated in more than 145 million devices around the world and enables advanced program guides, video-on-demand, personal video recording, interactive and addressable advertising and a variety of enhanced television applications. For more information, please visit www.opentv.com.

Cautionary Language Regarding Forward-Looking Information

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of the risks and uncertainties relevant to OpenTV, please refer to OpenTV’s periodic reports and registration statements filed with the SEC, which can be obtained online at the SEC’s web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about OpenTV for a more informed overview of OpenTV. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Christine Oury

OpenTV

Tel: +1 415-962-5433

coury@opentv.com